Exhibit 10.12
WORKERS’ COMPENSATION SECOND EXCESS OF LOSS
REINSURANCE AGREEMENT
LEBANON MUTUAL INSURANCE COMPANY
Cleona, Pennsylvania
EFFECTIVE: January 1, 2008
EXPIRATION: January 1, 2009

WORKERS’ COMPENSATION SECOND EXCESS OF LOSS REINSURANCE AGREEMENT

ARTICLE	DESCRIPTION	PAGE

1	Business Covered	1
2	Term	1
3	Territory	1
4	Exclusions	2
5	Reinsurance Premium	3
6	Retention and Limit	3
7	Reinstatement	3
8	Other Reinsurance	4
9	Commutation	4
10	Definition of Loss Occurrence	5
11	Net Retained Lines	5
12	Ultimate Net Loss	5
13	Loss Notice and Settlement	6
14	Taxes	7
15	Federal Excise Tax	7
16	Offset	7
17	Currency	7
18	Access to Records	7
19	Errors and Omissions	7
20	Insolvency	8
21	Arbitration	8
22	Service of Suit	9
23	Unauthorized Reinsurance	10
24	Choice of Law and Jurisdiction	11
25	Original Conditions	11
26	Entire Agreement	12
27	Intermediary	12
Attachments:
Terrorism Definition
Nuclear Incident Exclusion Clause — Liability — Reinsurance — U.S.A.

A8CFGX002_2925684 January 3, 2008

WORKERS’ COMPENSATION SECOND EXCESS OF LOSS
REINSURANCE AGREEMENT
issued to
LEBANON MUTUAL INSURANCE COMPANY
Cleona, Pennsylvania
(hereinafter referred to as the “Company”)
by
The REINSURERS executing
Interests and Liabilities Contracts
attached to this Agreement
(hereinafter referred to as the “Reinsurer”)
ARTICLE 1— BUSINESS COVERED
The Agreement is to indemnify the Company for statutory benefits paid or payable as a result of Accidental Death, Dismemberment, Accidental Disability and Accidental Medical Expenses arising under all policies, binders, contracts or agreements of insurance, whether written or oral as intended to be covered hereunder (hereinafter called “Policies”) which are in force, written or renewed by or on behalf of the Company during the term of this Agreement and classified by the Company as Workers’ Compensation, subject to the terms and conditions herein contained.
ARTICLE 2 — TERM
This Agreement shall take effect 12:01 a.m., Eastern Standard lime, January 1, 2008 and shall apply to all losses occurring on and after this date, and shall remain in force until 12:01 a.m. Eastern Standard Time, January 1, 2009.
If this Agreement expires while a Loss Occurrence covered hereunder is in progress, the Reinsurer’s liability hereunder shall, subject to the other terms and conditions of this Agreement, be determined as if the entire Loss Occurrence had occurred prior to the expiration of this Agreement, provided that no part of such Loss Occurrence is claimed against any renewal or replacement of this Agreement.
If any law or regulation of the federal or state or local government of any jurisdiction in which the Company is doing business shall render illegal the arrangements made in this Agreement, the Agreement can be terminated immediately insofar as it applies to such jurisdiction by the Company giving notice to the Reinsurer to such effect.
ARTICLE 3 — TERRITORY
The liability of the Reinsurer under this Agreement shall be limited to losses in connection with business underwritten within the United States of America, and shall apply to losses occurring within the territorial limits of the Company’s original Policies, including incidental exposures as covered in the Company’s original Policies.

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ARTICLE 4 — EXCLUSIONS
This Agreement does not cover:
1.	All reinsurance assumed by the Company howsoever styled or classified;

2.	Any liability of the Company arising from its participation or membership, whether voluntary or involuntary, in any insolvency fund including any guarantee fund, association, pool, plan or other facility which provides for the assessment of, payment by, or assumption by the Company of a part or the whole of any claim, debt, charge fee or other obligations of an insurer, or its successors or assigns, which has been declared insolvent by any authority having jurisdiction;

3.	Nuclear incidents, in accordance with the Nuclear Incident Exclusion Clauses — Liability —Reinsurance — U.S.A., attached hereto, such exclusions to be understood to apply equally to so-called “hot testing” of nuclear plants;

4.	Liability in respect of loss or damage directly or indirectly occasioned by, happening through or in consequence of war (whether war be declared or not), invasion, acts of foreign enemies, hostilities, riot or civil commotion, civil war, rebellion, revolution, insurrection, military or usurped power, or any act of terrorism;

5.	Aviation exposures as respects professional flight crews;

6.	Industrial Aid Aircraft;

7.	Exposures involving underground or subaqueous work on tunneling or mining operations;

8.	United States Longshoremen and Harbor Workers Compensation;

9.	Manufacture and/or production of:
(a)	Fireworks, fuse(s), cartridges, ammunition, powder, nitroglycerine or any explosives;

(b)	Gases and/or air under pressure in containers;

(c)	Butane, Methane, Propane and other liquefied gases;

(d)	Toxic substances and toxic waste with inherent potential for catastrophic loss;
10.	Amusement Parks, Carnivals, Circuses, Professional Athletes and Performers;

11.	Employers’ Liability, Jones Act and Maritime Act;

12.	Cumulative Trauma; the term “cumulative trauma” shall mean an injury that fulfills all of the following conditions:

It is not traceable to a definite compensable accident occurring during the employee’s present or past employment;

It has occurred from, and has been aggravated by, a repetitive employment related activity;

It has resulted in a disability or death;

13.	Extra Contractual Obligations and/or Excess of Policy Limits;

The terms “Extra Contractual Obligations and/or Excess of Policy Limits” are defined as those liabilities not covered under any other provisions of Agreement and which arise from the handling of any claim on the policies reinsured hereunder, such liabilities including but not limited to compensatory, exemplary and punitive damages or fines or statutory penalties

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which are awarded against the Company as a result of an act, error, omission, or course of conduct committed by or on behalf of the Company arising because of, but not limited to the following: failure by the Company to settle within the policy limit or by reason of alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation or prosecution of an appeal consequent upon such action.
14.	Terrorism Definition, attached hereto.
ARTICLE 5 — REINSURANCE PREMIUM
The premium for the reinsurance afforded by this Agreement shall be calculated by applying a rate of 2.100% to the Subject Gross Net Earned Premium Income accounted for by the Company on business the subject matter of this Agreement for the term of this Agreement subject to a minimum premium of $41,400.
A deposit premium of $46,000 shall be paid to the Reinsurer on January 1, 2008.
“Subject Gross Net Earned Premium Income” shall mean the gross earned premium for business the subject matter of this Agreement less premium paid for reinsurance, recoveries under which would inure to the benefit of Agreement.
As soon as practical, but no later than forty-five (45) days following the expiration of this Agreement, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with the first paragraph, and any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.
ARTICLE 6 — RETENTION AND LIMIT
The Reinsurer shall indemnify the Company in respect to loss(es) from each Loss Occurrence for 100% of the Ultimate Net Loss in excess of $7,500,000 each Loss Occurrence.
The Reinsurer’s limit of liability in respect to each and every Loss Occurrence shall be 100% of $2,500,000.
The Reinsurer’s limit of liability as respects all Loss Occurrences during the term of this Agreement shall be limited 100% of $5,000,000.
As respect to acts of terrorism, not defined by the Terrorism Risk Insurance Act of 2002 (TRIA) or subsequent amendments thereto, the maximum loss to the Reinsurer shall be equal to $2,500,000 in the aggregate.
ARTICLE 7 — REINSTATEMENT
In the event all or any portion of the reinsurance hereunder is exhausted by loss, the amount so exhausted shall be reinstated immediately from the time the Loss Occurrence commences. For each amount so reinstated the Company agrees to pay an additional premium equal to the product of the following:

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The percentage of the occurrence limit reinstated (based on the loss actually paid by the Reinsurer); times
The earned reinsurance premium for the term of this Agreement (exclusive of reinstatement premium).
Provisional statements of reinstatement premium due the Reinsurer (based on the estimated earned reinsurance premium for this Agreement) shall be prepared by the Company and submitted to the Reinsurer with each request for partial settlement of losses hereunder. Any reinstatement premium shown to be due the Reinsurer (less prior payments, if any) shall be remitted by the Company with each of its provisional statements or deducted from the loss payment(s) made by the Reinsurer.
Thereafter, provisional statements of reinstatement premium due the Reinsurer shall be prepared by the Company and submitted to the Reinsurer periodically at the discretion of the Company or as requested by the Reinsurer or when the Company calculates the earned reinsurance premium for this Agreement. Any reinstatement premium shown to be due the Reinsurer (less prior payments, if any) shall be remitted by the Company with its statement. Any return reinstatement premium shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company’s final statement.
Notwithstanding anything stated herein, the liability of the Reinsurer hereunder shall not exceed 100% of $2,500,000 as respects loss or losses caused by any one occurrence nor shall it exceed 100% of $5,000,000 in all during the term of this Agreement.
ARTICLE 8 — OTHER REINSURANCE
Permission is hereby granted the Company to carry underlying reinsurance, and recoveries made thereunder shall be disregarded for all purposes of this Agreement and shall inure to the sole benefit of the Company.
ARTICLE 9 — COMMUTATION
Seven years after the expiry of this Agreement, the Company shall advise the Reinsurer of all claims for said annual period, not finally settled which are likely to result in a claim under this Agreement. No liability shall attach hereunder for any claim or claims not reported to the Reinsurer within this seven-year period.
With respect to any claim under business covered hereunder, either the Reinsurer or the Company may, after seven years from the date of occurrence of the claim, request commutation of the Ultimate Net Loss hereunder.
Within eighty (80) days after receipt by either party of the request to commute the claim, the Company shall submit a statement of valuation of the claim showing the elements considered reasonable to establish the Ultimate Net Loss of the claim to be commuted. The Company and the Reinsurer shall agree upon the capitalized value of such claim to the reinsured layer and the Reinsurer shall pay to the Company the amount so determined. Payment by the Reinsurer to the Company, of the amount as determined herein, shall release the Reinsurer of any further liability in respect of such claim.

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If the Company and the Reinsurer fail to agree on the capitalized value of such claim, then any difference shall be settled by a panel of three Actuaries or Appraisers, one to be chosen by each party and third by the two so chosen. If either party refuses or neglects to appoint an Actuary or Appraiser within sixty (60) days after the request in writing that the difference be settled by a panel of three Actuaries or Appraisers, the other party may appoint two Actuaries or Appraisers. If the two Actuaries or Appraisers fail to agree on the selection of a third Actuary or Appraiser within thirty (30) days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All the Actuaries or Appraisers shall be regularly engaged in the valuation of claims subject to the provisions of this Article, None of the Actuaries or Appraisers shall be under the control of either party to this Agreement nor shall they have any interest in the claim being commuted other than, that which is required to fulfill their obligations hereunder.
Each party shall submit its case to its Actuary or Appraiser within thirty (30) days of the appointment of the third Actuary or Appraiser. The decision in writing of any two Actuaries or Appraisers, when filed with the Company and the Reinsurer, shall be final and binding on both parties. The expense of the Actuaries or Appraisers and of the Commutation shall be equally divided between the Company and the Reinsurer. Said Commutation shall take place in Cleona, Pennsylvania, unless some other place is mutually agreed upon by the Company and the Reinsurer.
The term “capitalized value” as used herein shall mean, as respects losses exceeding the retention hereunder, the total of all payments made hereunder up to the date of commutation plus the present value of all future estimated payments hereunder, discounted at a rate of interest to be mutually agreed upon, which together comprise the Ultimate Net Loss to be commuted hereunder.
ARTICLE 10 — DEFINITION OF LOSS OCCURRENCE
The term “Loss Occurrence” shall mean any one accident, disaster, casualty or happening, or series of accidents, disasters, casualties or happenings arising out of or caused by one event or one causative agency.
Furthermore, it is understood and agreed that each case of an employee contracting any disease for which the Company may be held liable shall be considered as constituting a separate and distinct Loss Occurrence, regardless of the date of disability.
ARTICLE 11— NET RETAINED LINES (BRMA 32B)
This Agreement applies only to that portion of any Policy which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any Policy which the Company retains net for its own account shall be included.
The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

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ARTICLE 12 — ULTIMATE NET LOSS
“Ultimate Net Loss” shall mean the actual sum paid or payable by the Company including Claim Expenses, in settlement of losses, in payment of benefits, or in satisfaction of judgments or awards for which it is liable including prejudgment interest included in the judgment (after making deductions for all salvages, all recoveries and all claims made upon other reinsurances whether collected or not). Nothing in this clause shall be construed to mean that losses under his Agreement are not recoverable until the Company’s Ultimate Net Loss has been ascertained.
However, in the event of the insolvency of the Company, Ultimate Net Loss shall be in accordance with the Insolvency Clause of the Agreement.
“Claim Expenses” shall mean court costs, interest upon judgments when not included in judgments, allocated investigation, adjustment and legal expenses. Claim Expenses shall be included herein as part of the Ultimate Net Loss but shall be subject to the limit of liability of this reinsurance.
Neither Ultimate Net Loss nor Claim Expenses shall include ordinary overhead expenses of the Company such as salaries, retainers, and other fixed expenses, but salaries and expenses of the Company’s field employees while adjusting losses and expense of officials incurred in connection with a loss shall be included.
All salvages, recoveries or payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto.
Unless the Company and Reinsurer agrees to the contrary, the Company will enforce its right to subrogation and will prosecute all claims arising out of such right. Should the Company refuse or neglect to enforce this right, the Reinsurer is hereby empowered and authorized to institute appropriate action in the name of the Company.
ARTICLE 13 — LOSS NOTICE AND SETTLEMENT
Prompt notice of any loss and any subsequent developments thereto, which, in the Company’s opinion, may result in a claim under this Agreement shall be given by the Company to the Reinsurer. All loss settlements made or agreed by the Company, provided they are within the terms and conditions of the original Policies and of this Agreement, shall be payable promptly by the Reinsurer upon reasonable evidence of the amount due or to be due being given by the Company.
The Company shall immediately report, irrespective of any appointment of negligence, any occurrence which involves serious bodily injury including but not limited to:
a.	fatal injuries,

b.	brain injuries,

c.	spinal injury,

d.	paraplegia or quadriplegia,

e.	any other major permanent disability.

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These serious injuries shall be reported when incurred by either an insured person, a third party or both, regardless of the Company’s assessment of liability.
The Company agrees to investigate, defend and settle claims arising under Policies with respect to which reinsurance is afforded by this Agreement and to keep the Reinsurer advised as to any developments which may affect the cost of any such claim.
The Reinsurer shall have the right, at its own expense, to participate jointly with the Company in the investigation, defense and settlement of claims to which, in the judgment of the Reinsurer, it is or might become exposed.
ARTICLE 14 — TAXES (BRMA 50B)
In consideration of the terms under which this Agreement is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.
ARTICLE 15 — FEDERAL EXCISE TAX (BRMA 17A)
(Applicable to those reinsurers, excepting Underwriters at Lloyd’s London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America).
The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.
In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.
ARTICLE 16 — OFFSET (BRMA 36D)
The Company and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, loss expenses or salvages due from one party to the other under this Agreement; provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable statutes and regulations.
ARTICLE 17 — CURRENCY
All payments made under this Agreement shall be in currency of the United States of America.
ARTICLE 18 — ACCESS TO RECORDS(BRMA 1D)
The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

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ARTICLE 19 — ERRORS AND OMISSIONS (BRMA 14C)
Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such omission or error is rectified immediately upon discovery.
ARTICLE 20 — INSOLVENCY (BRMA 19B)
In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator, or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Company.
It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver, conservator, or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (a) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.
ARTICLE 21 — ARBITRATION (BRMA 6E)
As a precedent to any right of action hereunder, if any differences shall arise between the contracting parties with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, whether arising before or after termination of this Agreement, such differences shall be submitted to arbitration upon the written request of one of the contracting parties.
Each party shall appoint an arbitrator within thirty (30) days of being requested to do so, and the two named shall select a third arbitrator before entering upon the arbitration. If either party

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refuses or neglects to appoint an arbitrator within the time specified, the other party may appoint the second arbitrator. If the two arbitrators fail to agree on a third arbitrator within thirty (30) days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the choice shall be made by drawing lots. All arbitrators shall be active or retired disinterested officers of insurance or reinsurance companies or Underwriters at Lloyd’s, London not under the control of either party to this Agreement.
Each party shall submit its case to its arbitrator within thirty (30) days of the appointment of the third arbitrator or within such period as may be agreed by the arbitrators. All arbitrators shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation. They are relieved of all judicial formalities and may abstain from following the strict rules of law. They shall make their award with a view to effecting the general purpose of this Agreement in a reasonable manner rather than in accordance with a literal interpretation of the language.
The decision in writing of any two arbitrators, when filed with the contracting parties, shall be final and binding on both parties. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. In the event that two arbitrators are chosen by one party as above provided, the expense of the arbitrators and the arbitration shall be equally divided between the two parties. Any arbitration shall take place in the city in which the ceding Company’s Head Office is located unless some other place is mutually agreed upon by the contracting parties.
ARTICLE 22 — SERVICE OF SUIT (BRMA 49E)
(This Article applies to Reinsurers domiciled outside the United States of America and/or unauthorized in any state, territory, or district of the United States of America that has jurisdiction over the Company and in which a subject suit has been instituted. This Article is not intended to conflict with or override the parties’ obligation to arbitrate their disputes in accordance with the Arbitration Article).
In the event any Reinsurer hereon fails to pay any amount claimed due hereunder, such Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States and shall comply with all requirements necessary to give that court jurisdiction. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process in such suit may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, or another party specifically designated in the applicable Interests and Liabilities Agreement attached hereto. In any suit instituted against it upon this Agreement, the Reinsurer shall abide by the final decision of such court or of any appellate court in the event of an appeal.
The above named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsurer’s behalf in the event such a suit is instituted.

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Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance or other officer specified for that purpose in the statute (or his successor or successors in office) as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 23 — UNAUTHORIZED REINSURANCE (BRMA 55C)
(Applies only to a Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)
As regards policies or bonds issued by the Company coming within the scope of this Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of known outstanding losses that have been reported to the Reinsurer and allocated loss adjustment expense relating thereto, losses and allocated loss adjustment expense paid by the Company but not recovered from the Reinsurer, plus reserves for losses incurred but not reported, as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”) by funds withheld, cash advances or a Letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.
When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days (sixty (60) days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.
The Reinsurer and Company agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:
(a)	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

(b)	to make refund of any sum which is in excess of the actual amount required to pay the

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Reinsurer’s Obligations under this Agreement;
(c)	to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

(d)	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Agreement.
In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for (a) or (c), or in the case of (d), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.
The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.
At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit, in the following manner.
(a)	If the statement shows that the Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

(b)	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.
ARTICLE 24 — CHOICE OF LAW AND JURISDICTION
This Agreement shall be governed by the laws of Pennsylvania and shall be subject to the jurisdiction of the courts of the United States of America (subject to the provisions of the Service of Suit Clause).
ARTICLE 25 — ORIGINAL CONDITIONS
All reinsurance under this Agreement shall be subject to the same terms, conditions, interpretations, waivers, modifications, alterations, and cancellations as the respective Policies of the Company to which this Agreement applies. However, in no event shall this be construed

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in any way to provide coverage outside the terms and conditions set forth in this Agreement.
Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favour of any third party or any persons not parties to this Agreement except as provided in the Insolvency Article.
ARTICLE 26 — ENTIRE AGREEMENT (BRMA 74B)
This Agreement constitutes the entire agreement between the parties. In no event shall this Agreement provide any guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer. This Agreement may be clarified, amended or modified only by written agreement signed by both parties. Such written agreement shall become part of this Agreement.
ARTICLE 27 — INTERMEDIARY
BMS Intermediaries, Inc. is hereby recognized as the intermediary negotiating this Agreement for all business hereunder. All communications (including, but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expenses, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through BMS Intermediaries, Inc., 5005 LBJ Freeway, Suite 700, Dallas, Texas 75244. Payments by the Company to the intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the intermediary shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

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TERRORISM DEFINITION
Notwithstanding any provision to the contrary within this reinsurance Agreement or any endorsement hereto, it is agreed that this reinsurance Agreement excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from or arising out of or in connection with any “act of terrorism” as defined in the Terrorism Risk Insurance Act of 2002 (the “Act”), regardless of any other cause or event contributing concurrently or in any sequence to the loss.
Notwithstanding the above and subject otherwise to the terms, conditions and limitations of this Agreement, this reinsurance Agreement will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism which does not meet the definition of “act of terrorism” set forth in the Act or meets the definition of “act of terrorism” as set forth in the Act but results in loss under a policy that is not included in “property and casualty insurance” as defined in the Act, provided, in either case, (1) such loss or damage occurs in line of insurance otherwise covered by this reinsurance Agreement, and (2) in no event will this reinsurance Agreement provide coverage for loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, or nuclear explosion, pollution and/or contamination.
An act of terrorism that does not meet the definition of “act of terrorism” set forth in the Act shall, for the purposes of this Agreement, mean an act, including but not limited to the use of force or violence and/or the threat thereof of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

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NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE
U.S.A.
(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):
Limited Exclusion Provision.*
I.	It is agreed that the policy does not apply under any liability coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either (a) become effective on or after 1st May, 1960, or (b) become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.
(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:
Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

A8CFGX002_2925684 January 3, 2008

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):
Broad Exclusion Provision.*
It is agreed that the policy does not apply:
I.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage
(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (immediate medical or surgical relief, (first aid, to expenses incurred with respect to (bodily injury, sickness, disease or death (bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage to (injury, sickness, disease, death or destruction (bodily injury or property damage resulting from the hazardous properties of nuclear material, if
(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the (injury, sickness, disease, death or destruction (bodily injury or property damages out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property at such nuclear facility (property damage to such nuclear facility and any property thereat.
IV.	As used in this endorsement:

“Hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the

A8CFGX002_2925684 January 3, 2008

meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means
(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;
(With respect to injury to or destruction of property, the word “injury” or “destruction” (“property damage” includes all forms of radioactive contamination of property. (includes all forms of radioactive contamination of property).
V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to
(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.
(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association of the Independent Insurance Conference of Canada.

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*	NOTE: The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

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CONTINUATION OF CONTRACT NO. A8CFGX002	DATED 02 January 2008
CONTRACT No. A8CFGX002
Please quote in all communications
LEBANON MUTUAL INSURANCE COMPANY
137 WEST PENN AVENUE
CLEONA, PENNSYLVANIA 17042-1322
FINAL SUMMARY OF REINSURANCE TERMS
In accordance with your instructions, we have effected the following. Please check this document carefully and advise us immediately if it is not in accordance with your requirements or if the security stated hereon is not acceptable. You are respectfully reminded of the ongoing importance of disclosing all material information to Reinsurers/Insurers. Failure to do so could prejudice your coverage under this Reinsurance/Insurance.
RISK DETAILS

REINSURED	:	LEBANON MUTUAL INSURANCE COMPANY
Cleona, Pennsylvania

PERIOD	:	This Agreement shall take effect 12:01 a.m., Eastern Standard Time, January 1, 2008 and shall apply to all losses occurring on and after this date, and shall remain in force until 12:01 a.m. Eastern Standard Time, January 1, 2009.

TYPE	:	WORKERS’ COMPENSATION SECOND EXCESS OF LOSS REINSURANCE AGREEMENT

CLASS	:	The Agreement is to indemnify the Company for statutory benefits paid or payable as a result of Accidental Death, Dismemberment, Accidental Disability and Accidental Medical Expenses arising under all policies, binders, contracts or agreements of insurance, whether written or oral as intended to be covered hereunder (hereinafter called “Policies”) which are in force, written or renewed by or on behalf of the Company during the term of this Agreement and classified by the Company as Workers’ Compensation, subject to the terms and conditions herein contained.

TERRITORY	:	The liability of the Reinsurer under this Agreement shall be limited to losses in connection with business underwritten within the United States of America, and shall apply to losses occurring within the territorial limits of the Company’s original Policies, including incidental exposures as covered in the Company’s original Policies.

RETENTION AND LIMIT	:	The Reinsurer shall indemnify the Company in respect to loss(es) from each Loss Occurrence for 100% of the Ultimate Net Loss in excess of $7,500,000 each Loss Occurrence.

The Reinsurer’s limit of liability in respect to each and every Loss Occurrence shall be 100% of $2,500,000.

CONTINUATION OF CONTRACT NO. A8CFGX002	DATED 02 January 2008

The Reinsurer’s limit of liability as respects all Loss Occurrences during the term of this Agreement shall be limited 100% of $5,000,000.

As respect to acts of terrorism, not defined by the Terrorism Risk Insurance Act of 2002 (TRIA) or subsequent amendments thereto, the maximum loss to the Reinsurer shall be equal to $2,500,000 in the aggregate.

REINSURANCE PREMIUM	:	The premium for the reinsurance afforded by this Agreement shall be calculated by applying a rate of 2.10% to the Subject Gross Net Earned Premium Income accounted for by the Company on business the subject matter of this Agreement for the term of this Agreement subject to a minimum premium of $41,400.

A deposit premium of $46,000 shall be paid to the Reinsurer on January 1, 2008.

“Subject Gross Net Earned Premium Income” shall mean the gross earned premium for business the subject matter of this Agreement less premium paid for reinsurance, recoveries under which would inure to the benefit of Agreement.

As soon as practical, but no later than forty-five (45) days following the expiration of this Agreement, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with the first paragraph, and any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.

REINSTATEMENT	:	One (1) reinstatement at additional premium calculated pro rata as to amount and 100% as to time.

LOSS EXPENSE	:	Included within the Ultimate Net Loss.

GENERAL CONDITIONS	:	See attached Contract wording.

WORDING	:	As attached.

INFORMATION	:	2008 Estimated Subject Net Earned Premium: USD2,185,246.

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CONTINUATION OF CONTRACT NO. A8CFGX002	DATED 02 January 2008
FINAL SUMMARY OF REINSURANCE TERMS

REINSURED:	LEBANON MUTUAL INSURANCE COMPANY
CONTRACT:	WORKERS’ COMPENSATION EXCESS OF LOSS REINSURANCE
EFFECTIVE:	January 1, 2008
Federal Excise tax is not applicable.
EFFECTED WITH:

		Federal ID & NAIC #

100.00%	CSafety National Casualty Corporation	43-0727872
	St. Louis, Missouri	1515
100.00%	TOTAL

For and on behalf of
BMS Intermediaries, Inc.

/s/	January 2, 2008

Authorized Signature	Date
Authorized Signature

For and on behalf of
Lebanon Mutual Insurance Company

/s/ Rollin P. Rissinger	January 2, 2008

Authorized Signature	Date
Authorized Signature

Memorandum of Changes 2007 to 2008_3106421	Page 3 of 3
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MEMORANDUM OF CHANGES
LEBANON MUTUAL INSURANCE COMPANY
Workers’ Compensation Second Excess of Loss Treaty
Effective January 1, 2008
The following changes have been made to the 2007 expiring wording (in addition to amending any applicable dates, percentages and figures):

BUSINESS COVERED	:	Amended the language of this article to clarify the business being covered.

REINSURANCE PREMIUM	:	(Previously entitled PREMIUM.)

In the third paragraph, deleted the phrase “less returns and cancellations and” as Net Earned Premium is already net of these items.

In the fourth paragraph, added the word “premium” after the word “additional”.

RETENTION AND LIMIT	:	In the last paragraph, added the phrase “or subsequent amendments thereto” after “(TRIA”).

COMMUTATION	:	In the fifth paragraph, amended “Princeton, New Jersey” to read “Cleona, Pennsylvania”.

NET RETAINED LINES	:	Expiring language was amended as we are using BRMA clauses whenever possible. The language used is BRMA 32B.

ULTIMATE NET LOSS	:	In the third paragraph, amended the word “occurrence” to read “Ultimate Net Loss”.

LOSS NOTICE AND SETTLEMENT	:	In the last paragraph, amended the word “reinsurers” to its singular form and amended the word “their” to “its”.

TAXES	:	Expiring language was amended as we are using BRMA clauses whenever possible. The language used is BRMA 50B.

OFFSET	:	Expiring language was amended as we are using BRMA clauses whenever possible. The language used is BRMA 36D.

ACCESS TO RECORDS	:	Expiring language was amended as we are using BRMA clauses whenever possible. The language used is BRMA 1D.

INSOLVENCY	:	Expiring language was amended as we are using BRMA clauses whenever possible. The language used is BRMA 19B.

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SERVICE OF SUIT	:	Expiring language was amended as we are using BRMA clauses whenever possible. The language used is BRMA 49E.

CHOICE OF LAW AND JURISDICTION	:	(Previously entitled GOVERNING LAW.)

Amended language of Article to BMS standard language which includes reference to the “Service of Suit” article.

ORIGINAL CONDITIONS	:	This Article was added to the agreement.

ENTIRE AGREEMENT	:	This Article was added to the agreement. The language used is BRMA 74B.

INTERMEDIARY	:	Amended to read “BMS Intermediaries, Inc.” through the article.
PLEASE NOTE:
Article numbers have been changed from Roman numerals to Arabic numbers.
Punctuation and capitalization corrections have been made throughout the agreement.
Reference to BRMA article numbers have been added, where applicable.

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